Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among:

STORYCODE, INC.
a Delaware corporation,

TIGERLOGIC CORPORATION,
a Delaware corporation,

TLSC MERGER SUB, INC.
a Delaware corporation,

and

JON MARONEY

an individual as Stockholder Representative

Dated as of December 27, 2012

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		PAGE

10.5	Severability	44
10.6	Specific Performance; Attorneys’ Fees	44
10.7	Assignment; Third-Party Beneficiaries	45
10.8	Entire Agreement; Amendment and Waiver	45
10.9	Counterparts	45
10.10	Rules of Construction	45

Exhibits

Exhibit A - Sample Working Capital Calculation

Exhibit B - Form of Lock-up Agreement

Exhibit C - Form of Registration Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of December 27, 2012, by and among Storycode, Inc. (“Company”), TigerLogic Corporation, a Delaware corporation (“Parent”), TLSC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Jon Maroney, an individual (“the Stockholder Representative”).  Certain capitalized terms have the meanings given to such terms in Article I or as defined elsewhere in this Agreement.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”), the board of directors of Merger Sub (the “Merger Sub Board of Directors”) and the board of directors of the Company (the “Company Board of Directors”) deem it advisable and in the best interests of each corporation and its respective stockholders that Parent, Merger Sub and the Company engage in a business combination transaction as contemplated by this Agreement.

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).  On consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as a wholly owned subsidiary of Parent.

WHEREAS, this Agreement has been approved by the Parent Board of Directors, Merger Sub Board of Directors and Company Board of Directors.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1                               Certain Defined Terms.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“AAA” shall have the meaning set forth in Section 10.4.

“Acquisition Proposal,” defined as any offer, proposal, plan, agreement, understanding or arrangement contemplating:

1.                                      the transfer or license of any asset of Company, including the Company Contracts, customers, technology, accounts, or customer information outside the ordinary course of business;

2.                                      the transfer or issuance of any ownership interest (including capital stock, securities, rights to acquire any of the foregoing or any other ownership rights) of Company; or

3.                                      any merger, consolidation, reorganization, recapitalization or similar transaction involving Company.

“Aggregate Outstanding Claims” shall have the meaning set forth in Section 2.11(c).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control, with such specified Person.

“Affiliated Group” shall have the meaning set forth in Section 1504 of the Code.

“Agreement” shall have the meaning set forth in the Preamble.

“Arbitrable Claim” shall have the meaning set forth in Section 10.4.

“Assumed Stock Option” shall have the meaning set forth in Section 2.8.

“Business IP” shall mean all Intellectual Property Rights owned (whether exclusively, jointly with another Person, or otherwise), or purported to be owned (whether exclusively, jointly with another Person, or otherwise), by Company that is used in, or held for use in, necessary for, or arises out of the operation of its business as currently conducted or, to the Company’s knowledge, contemplated to be conducted, including all Intellectual Property Rights in or pertaining to the Business Products or methods or processes used to design, develop, market, distribute, provide or sell the Business Products.

“Business IP Contract” shall mean any contract to which Company is a party or by which Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Business IP or any Intellectual Property developed by, with, or for the Company.

“Business Product” shall mean any product or service designed, developed, marketed, distributed, provided, licensed or sold at any time by Company.

“Cap” shall have the meaning set forth in Section 9.5(b).

“Charter Documents” shall have the meaning given in Section 3.1.

“Closing” means the consummation of the Merger.

“Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement.

“Closing Parent Shares” means the Total Parent Shares minus the Holdback Shares minus the Note Conversion Shares and minus the Optionholder Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board of Directors” shall have the meaning set forth in the Preamble.

“Company Capital Stock” means the Company Common Stock and the Company Series A Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Common Stockholders” means the holders of Company Common Stock as of immediately prior to the Effective Time.

“Company Contract” shall have the meaning set forth in Section 3.16(a) of this Agreement.

“Company Convertible Debt” shall means the convertible promissory notes listed on Schedule 1.1(a).

“Company Employee Benefit Plan” shall have the meaning set forth in Section 3.14(a) of this Agreement.

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(a) of this Agreement.

“Company Multiemployer Plan” shall have the meaning set forth in Section 3.14(b) of this Agreement.

“Company Optionholder” shall mean any Person who holds the Company’s Stock Options as of immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock.

“Company Stock Certificate” shall have the meaning set forth in Section 2.13.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.3.

“Company Stockholders” means the holders of Company Capital Stock as of immediately prior to the Effective Time.

“Company Transaction Expenses” means all fees and expenses incurred by or on behalf of Company or its stockholders in connection with the negotiation and consummation of the transactions contemplated hereby.

“Confidentiality Agreement” means the Nondisclosure Agreement by and between Company and Parent dated as of August 13, 2012.

“Consultants” shall have the meaning set forth in Section 3.17(b) of this Agreement.

“Contract” means any contract, arrangement or other agreement (whether written or oral) to which the Company is a party or by which it is bound.

“Current Assets” means cash and cash equivalents and accounts receivable.

“Current Liabilities” means trade payables, deferred revenues, deferred compensation, Excess Company Transaction Expenses and all expenses of the Company and payments due by the Company as a result of the consummation of the Merger (but in no event shall Current Liabilities include Company Convertible Debt or Company Transaction Expenses other than Excess Company Transaction Expenses).

“Deductible” shall mean $50,000.

“Designated Accounting Firm” means Kieckhafer Schiffer & Company LLP, or such other independent accountant of recognized standing reasonably satisfactory to Parent and Stockholder Representative (who shall not have any material relationship with Parent or Company).

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosure Schedule” shall mean the document dated the date of this Agreement delivered by Company to Parent prior to the execution and delivery of this Agreement and referring to the representations and warranties of Company in this Agreement.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Estimated Working Capital Value” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Excess Company Transaction Expenses” means any Company Transaction Expenses unpaid at Closing in excess of $150,000.

“Excess Overage Cash Amount” means any Overage Cash Amount in excess of $500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Expiration Date” means the date occurring 18 months after the Closing Date.

“Final Working Capital Value” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“Financial Statements” shall have meaning set forth in Section 3.5 of this Agreement.

“Foreign Officials” shall have the meaning set forth in Section 3.17(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Government Contracts” shall have the meaning set forth in Section 3.17(c) of this Agreement.

“Governmental Authority” means any federal, provincial, territorial, municipal, state, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (or any department or subdivision thereof).

“Governmental Authorizations” means, collectively, all licenses, permits, consents, concessions, orders and other authorizations and agreements, with respect to the operation by Company of its business as it is currently conducted required to be obtained from any Governmental Authority.

“Holdback” means the Holdback Shares plus the Holdback Cash.

“Holdback Cash” means 15% of the Overage Cash Amount, if any, minus 15% of the Excess Overage Cash Amount.

“Holdback Participant” shall have the meaning set forth in Section 2.11(a).

“Holdback Option Shares” shall have the meaning set forth in Section 2.8(d).

“Holdback Shares” means the number of Parent Shares equal to 15% of the Total Parent Shares plus the Holdback Option Shares, if any.

“Indemnification Claim Dispute” shall have the meaning set forth in Section 9.3(c) of this Agreement.

“Indemnification Claim Notice” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) works of authorship including computer programs and software, source code and executable code, documentation, designs, files, records, data and mask works (integrated circuit topographies); (ii) copyrights, copyright applications and copyright registrations; (iii) moral rights and publicity rights; (iv) inventions, improvements and technology; (v) patent applications and patents; (vi) logos, trademarks, trade names and service marks; (vii) registered industrial designs and applications therefor; (viii) internet domain names, web addresses and websites and all content thereon (including, any text, images, videos and other content and materials displayed thereon); (ix) trade secrets (including know how, ideas, research and development, formulas, algorithms, compositions, drawings, designs, specifications, invention disclosures and business and marketing plans); (x) databases, data compilations, collections and technical data and related documentation; (xi) tools, methods and processes; (xii) all advertising and promotional materials; and (xiii) all other proprietary rights.

“Intellectual Property Right” means any statutory, common law, contractual or other legal right with respect to any Intellectual Property.

“Knowledge” or “knowledge” of Company means actual knowledge, after reasonable inquiry and investigation, of David Salmon, Jon Maroney, David Boyd, James McDermott, Jason Porath and Justin Garrity.

“Law” means any law, statute, regulation, ruling, or order of, administered or enforced by or on behalf of, any Governmental Authority, or common law.

“Liability” means any and all debts, liabilities and obligations of whatever kind or nature (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due), including any liability for taxes.

“Lien” means any lien, mortgage, pledge, assessment, security interest, deed of trust, lease, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Lock-Up Agreement” shall have the meaning set forth in Section 7.2(f) of this Agreement.

“Losses” shall have the meaning set forth in Section 9.2 of this Agreement.

“Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected, individually or in the aggregate, to be materially adverse to the business, assets, liabilities, operations or financial condition of Company; provided, however, that no event, change, development or state of facts:  (A) relating to general economic or financial market conditions, including market fluctuations and changes in interest rates, or to the general industry in which Company operates, (B) resulting from changes after the date hereof in Laws or interpretations thereof by Governmental Authorities or from changes after the date hereof in GAAP or regulatory accounting principles that affect in general Company, (C) resulting from the occurrence of a natural disaster or from changes after the date hereof in global or national political conditions, including the outbreak or substantial worsening of war or acts of terrorism or (D) resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby except, in the case of clauses (A), (B) or (C), to the extent that such events, facts, circumstances, changes, disaster or conditions have a disproportionate effect on Company, relative to other Persons in the general industry in which Company operates; shall be deemed to constitute a Material Adverse Effect.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Board of Directors” shall have the meaning set forth in the Preamble.

“Nasdaq Filing” shall have the meaning set forth in Section 6.10 of this Agreement.

“Note Conversion Shares” shall have the meaning set forth in Section 2.16 of this Agreement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Optionholder Shares” shall have the meaning set forth in Section 2.8(a)(ii) of this Agreement.

The “Overage Cash Amount” shall mean an amount of cash equal to (i) the Parent Share Price multiplied by (ii) (A) the Total Parent Shares (disregarding any reduction in the number of Total Parent Shares by application of the Share Cap), less (B) the Total Parent Shares (including the application of the Share Cap).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board of Directors” shall have the meaning set forth in the Preamble.

“Parent Indemnified Party” shall have the meaning set forth in Section 9.2 of this Agreement.

“Parent SEC Filings” shall have the meaning set forth in Section 4.3(a) of this Agreement.

“Parent Share Price” means the closing sale price of Parent Shares as reported on the Closing Date.

“Parent Shares” means shares of common stock of the Parent.

“Permitted Liens” means (i) any Lien for taxes in the ordinary course of business not yet due or delinquent, or (ii) any minor imperfection of title or similar Lien that individually or in the aggregate would not have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 9.2(d) of this Agreement.

The “Pro Rata Share” of a Company Common Stockholder or a Company Optionholder means the percentage that results from dividing the sum of (i) the number of shares of Company Common Stock and (ii) the number of shares of Company Common Stock subject to Company Stock Options held by that Company Common Stockholder or Company Optionholder as of immediately prior to the Effective Time by the sum of (i) the number of shares of Company Common Stock and (ii) the number of shares of Company Common Stock subject to all then-outstanding Stock Options held by all Company Common Stockholders and all Company Optionholders immediately prior to the Effective Time.  The “Pro Rata Share” of one share of Company Common Stock means the percentage that results from dividing the number 1 by the sum of (i) the number of shares of Company Common Stock and (ii) the number of shares of Company Common Stock subject to all then-outstanding Stock Options held by all Company Common Stockholders and all Company Optionholders immediately prior to the Effective Time.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Proposed Closing Balance Sheet” shall have the meaning set forth in Section 2.9(b) of this Agreement.

“Proposed Working Capital Value” shall have the meaning set forth in Section 2.9(b) of this Agreement.

“Registration Rights Agreement” shall have the meaning set forth in Section 6.9 of this Agreement.

“Registered IP” shall mean (a) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all registered Patents, registered Copyrights and registered Trademarks and (b) all applications for any of the foregoing.

“Registered Business IP” shall mean all Business IP that is Registered IP.

“Representative” of a Person means such Person’s members, directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers and financial advisors), as applicable.

“Retained Holdback Consideration” shall have the meaning set forth in Section 2.12(c) of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Consideration” shall mean $250,000.

The “Share Cap” means a number of Parent Shares equal to 19.99% of the then total outstanding number of Parent Shares on the Closing Date.

The “Special Deductible” shall equal the Working Capital Excess, if any, plus the Excess Overage Cash Amount, if any.

“Specified Representations” shall have the meaning set forth in Section 9.1 of this Agreement.

“Stock Option” shall mean any option to purchase one share of Company Common Stock.

The “Stockholder Pro Rata Share” of a Company Common Stockholder means the percentage that results from dividing the number of shares of Company Common Stock held by that Company Common Stockholder as of immediately prior to the Effective Time by the sum of the number of shares of Company Common Stock held by all Company Common Stockholders immediately prior to the Effective Time.

“Stockholder Representative” shall have the meaning set forth in the Preamble.

“Surviving Entity” shall mean the entity into which Merger Sub has merged, following the Effective Time.

“Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, uses, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or additional thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Target Working Capital” means negative $750,000.

“Terminated Option Shares” shall have the meaning set forth in Section 2.8(c) of this Agreement.

“Third Party” means any Person or group other than a Party hereto.

“Third Party Claim” shall have the meaning set forth in Section 9.4 of this Agreement.

“Total Parent Shares” means (A) (i) $6,750,000 minus (ii) the Working Capital Deficiency, if any, divided by (B) the Parent Share Price; notwithstanding the foregoing, in no event shall the Total Parent Shares exceed the Share Cap.

“Trademarks” means all registered and common law trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, trademark and service mark registrations and applications, and the goodwill associated therewith.

“Working Capital” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Working Capital Adjustment Value” shall have the meaning set forth in Section 2.9(e) of this Agreement.

“Working Capital Deficiency” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Working Capital Excess” shall have the meaning set forth in Section 2.9(a) of this Agreement.

ARTICLE II.
THE MERGER

2.1                               The Merger.  At the Effective Time, and upon the terms and subject to the conditions of this Agreement, the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).  The Company, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2                               Closing.  The Closing shall take place as soon as practicable, and in any event not later than two Business Days after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto may agree (the “Closing Date”).  The Closing shall take place at the offices of Arnold & Porter LLP, Three Embarcadero Center, Seventh Floor, San Francisco, California 94111, or at such other location as the parties hereto may agree in writing.

2.3                               Effective Time.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing with the Secretary of State of the State of Delaware of a certificate of merger in form reasonably agreed to by Parent and the Company (the time of filing with the Secretary of State of the State of Delaware or such later time as set forth therein, being referred to herein as the “Effective Time”).

2.4                               Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5                               Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of the Merger Sub except that the name of the corporation shall be revised to be the name of the Surviving Corporation, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation of the Surviving Corporation.

2.6                               Directors and Officers of the Surviving Corporation.

(a)                                 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly designated or elected and qualified, as the case may be.  In furtherance thereof, the Company shall secure, effective at the Effective Time, such resignations of its incumbent directors as is necessary to enable the designees of Parent to be designated, elected or appointed to the board of directors of the Company, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at the Effective Time.

(b)                                 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

2.7                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)                                     subject to Section 2.7(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) its Pro Rata Share of the Closing Parent Shares, (B) its Stockholder Pro Rata Share of the Overage Cash Amount (less any Excess Overage Cash Amount), if any, and (C) its Stockholder Pro Rata Share of the Holdback Shares released pursuant to Section 2.11(c), if any;

(ii)                                  the share of Company Series A Preferred Stock shall be converted into the right to receive the Series A Preferred Consideration; and

(iii)                               each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b)                                 No fractional Parent Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Share (after aggregating all fractional shares of Parent Shares issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder’s Company Common Stock certificates shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Share Price.

2.8                               Treatment of Company Options

(a)                                 Subject to Section 2.8(e), at the Effective Time:

(i)                                     all Stock Options, whether vested or unvested, that are held by a Company Optionholder who is not as of the Effective Time a current “employee” as defined under Instruction A(1)(a)(1) of Form S-8 of the Securities Act of 1933 of either the Company, Parent or the Surviving Corporation (a “Current S-8 Employee”) will immediately terminate and be of no further force and effect; and

(ii)                                  all Stock Options, whether vested or unvested, that are held by a Company Optionholder who is a Current S-8 Employee will immediately be either assumed by, or cancelled in exchange for a substitute stock option award issued by, Parent (as so assumed or substituted per this Section 2.8, an “Assumed Stock Option”).  The Assumed Stock Option will cover a number of shares of Parent Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Company Stock Options as of immediately prior to the Effective Time and (B) the Exchange Ratio, with such number rounded down to the nearest whole share, with no right to receive any fractional shares or cash in lieu thereof (such Parent Shares, the “Optionholder Shares”).  The “Exchange Ratio” is a fraction of which the numerator is (1) the Total Parent Shares less (2) the Note Conversion Shares plus (3) a number of whole Parent Shares with a value (using the Parent Share Price) equal to the Overage Cash Amount (less any Excess Overage Cash Amount), if any, and the denominator of which is the sum of (x) the total number of shares of Company Common Stock and (y) the total number of shares of Company Common Stock subject to Company Options outstanding as of immediately prior to the Effective Time.

(b)                                 From and after the Effective Time, each Assumed Stock Option shall continue to be subject to substantially the same terms and conditions as were applicable to such Stock Option immediately prior to the Effective Time in accordance with the Company stock option plan under which it was issued and the Company stock option agreement by which it was evidenced as of the Effective Time, except that:

(i)                                     the per share exercise price of each Assumed Stock Option shall be equal to the per share exercise price of the Stock Option (as of immediately prior to the Effective Time) divided by the Exchange Ratio, rounded up to the nearest whole cent;

(ii)                                  if the Assumed Stock Option is not a new option issued in substitution by Parent but instead an assumed option, each reference in the Company plan and Company agreement to the Company shall, where appropriate, be deemed to refer to Parent; and

(iii)                               for clarity, each Assumed Stock Option may be exercised solely for Parent Shares.

(c)                                  If any Assumed Stock Options terminate prior to the Expiration Date while they remain unvested, then upon the termination of such Assumed Stock Options, the Holdback will be increased by a number of Parent Shares equal to the number of terminated Assumed Stock Options divided by the Parent Share Price (such Parent Shares, the “Terminated Option Shares”).

(d)                                 If any Assumed Stock Options are exercised prior to the Expiration Date pursuant to a “net exercise” provision (which is not intended to include a sale to cover), the Holdback will be increased by the number of Parent Shares that would otherwise have been delivered to the option holder upon an exercise of the Assumed Stock Option for cash but were withheld in order to pay for the exercise price and any tax withholding obligations (together with the Terminated Option Shares, the “Holdback Option Shares”).

(e)                                  To the extent that a Stock Option qualifies immediately prior to the Effective Time as an “incentive stock option” within the meaning of Section 422 of the Code, the option exercise price, the number of Parent Shares issuable upon exercise of the Assumed Stock Option and the terms and conditions of exercise of the Assumed Stock Option shall be determined in a manner that complies with Section 424(a) of the Code.  The assumption or substitution of each Company Stock Option shall be done in a manner that complies with Section 409A of the Code as necessary to maintain exemption of such Assumed Stock Option from the adverse tax consequences under Section 409A of the Code.

(f)            If Assumed Stock Options are not substituted or exchanged for options to purchase Parent Shares that are the subject of  an effective Form S-8, then by June 30, 2013, Parent shall file with the SEC a registration statement on Form S-8 relating to the Parent Shares issuable upon exercise of the Assumed Stock Options.  Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Stock Options remain outstanding.

2.9          Working Capital Adjustment.

(a)           At least three Business Days prior to Closing, Company shall provide to Parent an estimated balance sheet of Company as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) prepared in accordance with GAAP.  In connection with the delivery of the Estimated Closing Balance Sheet, Company shall also deliver to Parent a worksheet based on the Estimated Closing Balance Sheet which sets forth Company’s estimated calculation of the Working Capital as of the Closing Date (the “Estimated Working Capital Value”).  “Working Capital” shall mean the Company’s Current Assets as of the Closing Date less the Company’s Current Liabilities as of the Closing Date.  As described in the definitions thereof, the Total Parent Shares shall be decreased by the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital and the Special Deductible shall be increased by the amount by which the Estimated Working Capital is greater than the Target Working Capital.  The “Working Capital Deficiency” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.  The “Working Capital Excess” shall mean the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.  A sample calculation of Working Capital as of December 21, 2012 for illustration purposes only is attached as Exhibit A.

(b)           As soon as practicable (but in no case more than 100 days) after the Closing Date, Parent shall prepare and provide to the Stockholder Representative an unaudited balance sheet of Company as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet”) that has been prepared in a manner consistent with the preparation of the Estimated Closing Balance Sheet, which shall take into account any information about the assets and liabilities of Company as of the Closing that was not available to the parties at the time the Estimated Closing Balance Sheet was prepared, including any additional current liabilities, and shall also include any Company Transaction Expenses incurred prior to Closing which were not accounted for and paid at Closing.  Any Company Transaction Expenses incurred following Closing shall be the sole and exclusive expenses of the Company Stockholders and shall be paid for by the Stockholder Representative.  The Stockholder Representative shall provide such assistance in the preparation of the Proposed Closing Balance Sheet as shall be reasonably requested by Parent.  In connection with the delivery of the Proposed Closing Balance Sheet, Parent shall also deliver to the Stockholder Representative a worksheet based on the Proposed Closing Balance Sheet which sets forth Parent’s revised calculation of the Working Capital as of the Closing Date (the “Proposed Working Capital Value”).  Parent shall provide prompt access to the Stockholder Representative and her Representatives upon reasonable notice and at reasonable times to the books and records used to prepare the Proposed Closing Balance Sheet and such worksheet.

(c)           Following the Stockholder Representative’s receipt of the items set forth in Section 2.9(b) above, the Stockholder Representative shall notify Parent in writing within 21 days if the Stockholder Representative disagrees with the adjustments resulting in the Proposed Working Capital Value, in which case the Stockholder Representative and Parent shall seek in good faith to resolve any differences that they may have with respect to the calculation of the Proposed Working Capital Value.  If Parent has not received any such written notice from the Stockholder Representative within 21 days after delivering the items set forth in Section 2.9(b) above, then the Stockholder Representative shall be deemed to have accepted the calculation of the Proposed Working Capital Value and such value shall be deemed the “Final Working Capital Value” for purposes of this Agreement.

(d)           If the parties are unable to reach an agreement on the Proposed Working Capital Value within 45 days after delivery of such Proposed Working Capital Value by Parent, then Parent and the Stockholder Representative shall jointly engage the Designated Accounting Firm promptly to determine the amount of the Final Working Capital Value, which determination shall be final and binding on the parties.  In resolving any dispute with respect to the Proposed Working Capital Value, the Designated Accounting Firm shall be bound by the provisions of this Section 2.8(a) and the applicable definitions provided herein and in Section 1.1 of this Agreement and limit its review to the matters to which the Stockholder Representative disagreed as specifically set forth in the notice of objection provided by the Stockholder Representative (and only to the extent such matters are still in dispute following such 45-day period).  Parent and the Stockholder Representative shall fully cooperate with the Designated Accounting Firm and promptly provide the Designated Accounting Firm with any information requested by it. The costs of the Designated Accounting Firm shall be shared equally by Parent and the Company Stockholders.

(e)           If the Estimated Working Capital exceeds the Final Working Capital Value, then the Holdback Shares shall be reduced by a number of shares equal to (i) the amount by which the Estimated Working Capital Value exceeds the Final Working Capital Value divided by the (ii) the Parent Share Price; or if the Final Working Capital Value exceeds the Estimated Working Capital Value, then the Special Deductible shall be increased by the amount by which the Final Working Capital Value exceeds the Estimated Working Capital Value.

2.10        Transaction Expenses. At the Closing, Parent shall pay, or cause to be paid, to the appropriate third parties the Company Transaction Expenses in an amount not to exceed $150,000 by check or wire transfer of immediately available funds.  Any Excess Company Transaction Expenses paid by Parent shall be counted as Current Liabilities.

2.11        Holdback

(a)           At the Effective Time, to provide funds for the satisfaction of any claims for indemnification made by a Parent Indemnified Party under Article IX, Parent shall holdback the Holdback Shares to which each holder of Company Common Stock (each, a “Holdback Participant” and collectively, the “Holdback Participants”) is entitled pursuant to this Article II.

(b)           The Holdback Shares shall remain unissued by Parent until released pursuant to Section 2.11(c) below.

(c)           Release of Holdback.

(i)            Within five (5) Business Days following the Expiration Date, Parent shall issue to the Holdback Participants any Holdback Shares less (i) the number of Holdback Shares canceled and no longer issuable to the Company Common Stockholders, in satisfaction of indemnification claims made by Parent prior to the Expiration Date pursuant to Article IX hereof, and (ii) a number of Holdback Shares with a value equal to the aggregate amount of indemnification claims made by Parent pursuant to Article IX hereof which remain outstanding and unresolved (the “Aggregate Outstanding Claims”), or, in the event that the Aggregate Outstanding Claims exceed the value of the remaining number of Holdback Shares, all remaining Holdback Shares (such number of retained Holdback Shares and such number of retained Holdback Shares as such amount and number may be further reduced after the Expiration Date by distributions to the Holdback Participants by Parent pursuant to Article IX hereof and Holdback Shares canceled and no longer issuable to the Company Common Stockholders, in satisfaction of indemnification claims made by Parent prior to the Expiration Date pursuant to Article IX hereof, the “Retained Holdback Consideration”).

(ii)           In the event and to the extent that after the Expiration Date any outstanding indemnification claim made by an Indemnified Person pursuant to Article IX hereof is resolved against such Indemnified Person (or is resolved in favor of an Indemnified Person but in a smaller amount than originally retained by Parent), Parent shall issue to the Holdback Participants for distribution to the Holdback Participants, an amount of the Retained Holdback Consideration with a value corresponding to the amount of the outstanding indemnification claim resolved against such Indemnified Person (or, in the case where the indemnification claim is resolved in favor of an Indemnified Person but in a smaller amount than originally retained by Parent, the difference between the amount resolved in favor of such Indemnified Person and the amount originally retained), unless the remaining Aggregate Outstanding Claims would exceed the Retained Holdback Consideration after such distribution, in which case Parent shall retain a number of Holdback Shares equal in value to the amount of the remaining Aggregate Outstanding Claims.

(iii)          The Holdback Shares shall be valued at the Parent Share Price for all purposes under this Agreement.

2.12        Stockholder Representative.

(a)           By virtue of their participation in the Merger and receiving the benefits thereof, including the right to receive consideration pursuant to this Agreement, and by virtue of the approval of this Agreement and the Merger by the Company Stockholders, each Company Stockholder shall be deemed to have ratified and approved, and hereby ratifies and approves, the following:  Without any further act of any of the Company Stockholders, Jon Maroney be and is hereby appointed as the Stockholder Representative and as the attorney-in-fact and agent for and on behalf of each Company Stockholder for purposes of this Agreement a and is hereby empowered, individually and collectively, to take such actions contemplated to be taken by the Stockholder Representative under this Agreement a and such other actions on behalf of such Company Stockholders as he/she may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) taking all actions and making all filings on behalf of such Company Stockholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Company Stockholders, including indemnifications claims, (iii) negotiating and executing any waivers or amendments of this Agreement (provided that any amendment that shall adversely and disproportionately affect the rights or obligations of any Company Stockholder as compared to other Company Stockholders shall require the prior written consent of such Company Stockholder) and (iv) taking all other actions that are either necessary or appropriate in her judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement.  The Stockholder Representative hereby accepts such appointment.

(b)           A decision, act, consent or instruction of the Stockholder Representative hereunder shall constitute a decision, act, consent or instruction of all Company Stockholders and shall be final, binding and conclusive upon each of such Company Stockholders, and Parent and the Surviving Entity may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Company Stockholder.  The Parent and Surviving Entity shall be relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c)           The Stockholder Representative will incur no Liability to any Company Stockholder with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Stockholder Representative to be genuine and to have been signed by the proper Person (and the Stockholder Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except her own gross negligence, bad faith or willful misconduct.  In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of outside counsel, and the Stockholder Representative will not be liable to any Company Stockholder for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice.

(d)           The Company Stockholders shall severally (each based on and limited to its Stockholder Pro Rata Share) but not jointly indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, Liability or expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants or other agents retained by the Stockholder Representative.

(e)           In the event that the Stockholder Representative becomes unable or unwilling to continue in his/her capacity as the Stockholder Representative, or if the Stockholder Representative resigns as the Stockholder Representative, then another individual appointed a majority-in-interest of the Company Stockholders shall become and serve as the Stockholder Representative.  Notice of such new representative (and a copy of any written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Company Stockholders) must be delivered to Parent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by Parent.  For the purposes of this Section 2.12, prior to the Closing a “majority-in-interest of the Company Stockholders” shall mean Company Stockholders that held a majority of all shares of Company Common Stock outstanding on the date of this Agreement and following the Closing a “majority-in-interest of the Company Stockholders shall mean Company Stockholders that held a majority of all shares of Company Common Stock outstanding as of the Closing.

2.13        Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be cancelled as provided in Section 2.14.

2.14        Exchange of Certificates.  Upon surrender of a Company Stock Certificate for cancellation to the Parent, the Company Stock Certificate so surrendered shall forthwith be canceled.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit.

2.15        Tax Treatment.  The Merger is intended to constitute a tax free reorganization within the meaning of Sections 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.  The parties hereto adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).  Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and, except as otherwise expressly provided in this Agreement, will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for the United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment or unless required to do so by applicable law.  Parent and the Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

2.16        Conversion of Notes  At the Effective Time, the indebtedness evidenced by each promissory note relating to the Company Convertible Debt shall be extinguished upon receipt by the holder of such note of a number Parent Shares equal to the principal amount of such promissory note multiplied by two divided by the Parent Share Price (such Parent Shares, the “Note Conversion Shares”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Disclosure Schedule, Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that the following is true and correct.  The Disclosure Schedule shall be organized to correspond to the Sections in this Article III.  Each exception set forth in the Disclosure Schedule will be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (ii) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear.

3.1          Due Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.  The Company has the corporate power to own its properties and to carry on its business as now being conducted and proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material.  The Company has provided to Parent a true and correct copy of its charter and bylaws, in each case as amended to date, and as in full force and effect on the date hereof (collectively, the “Charter Documents”).

3.2          Capitalization.

(a)           The authorized capital stock of the Company consists of (i)10,000,000 shares of Company Common Stock, of which 3,500,000 are issued and outstanding as of the date hereof and (ii) one share of Company Series A Preferred Stock, which is issued and outstanding as of the date hereof.  The list of holders of Company Capital Stock, together with the number and class of shares of Company Capital Stock they hold, set forth on Section 3.2(a) of the Disclosure Schedule, is a true, correct and complete list of all outstanding holders of Company Capital Stock.  The Company Capital Stock constitutes all of the outstanding shares of capital stock of the Company as of the date hereof and will constitute all of the outstanding capital stock of the Company as of the Closing. All outstanding shares of the Company Capital Stock (i) have been duly authorized and validly issued, (ii) are fully paid and non assessable and (iii) have been issued in full compliance with all applicable securities laws and other applicable laws and any right of first refusal or similar right or limitation, including those in the Charter Documents.  None of the shares of Company Capital Stock are subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  To the Company’s Knowledge, none of the shares of Company Capital Stock are subject to any Liens or to a right of first refusal of any kind, and no Company Stockholder has granted any rights to purchase such Company Capital Stock to any other Person.

(b)           The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.  No Company Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to any shares of the Company, and the Company has not received notice that any Company Stockholder intends to exercise such rights.  There are no declared or accrued but unpaid dividends with respect to any of the shares of Company Capital Stock.

(c)           None of the shares of Company Capital Stock are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition under any applicable restricted share purchase agreement or other similar agreement with the Company.

(d)           Except as provided in Section 3.2(d) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any person.  Section 3.2(d)) of the Disclosure Schedule lists all of the outstanding Stock Options and their respective option holders, exercise price, vesting schedule, original grant date, and number of shares vested as of the Effective Date.

(e)           Except as provided in Section 3.2(e) of the Disclosure Schedule, there are no outstanding loans made by the Company to any Company Stockholder.

(f)            As a result of the Merger and the consummation of the transactions set forth in Article II hereof, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock.  Other than Company Convertible Debt, there are no:

(i)            options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than the Stock Options listed on Section 3.2(d) of the Disclosure Schedule, all of which will be assumed in connection with the Merger as set forth in Section 2.8 hereof;

(ii)           outstanding or authorized share appreciation, profit participation, or other similar rights with respect to the Company;

(iii)          voting trusts, proxies, or other agreements or understandings with respect to the voting shares of the Company;

(iv)          agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock;

(v)           outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any Company Capital Stock or other securities of the Company;

(vi)          contracts under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities; or

(vii)         conditions or circumstances that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or Company Capital Stock or other securities of the Company.

(g)           The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person.  The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

3.3          Authority; Binding Nature of Agreement.  Company has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by Company of the Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of Company and no other action on the part of Company is necessary.  The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock, and the separate class votes of the holders of the Company Series A Preferred Stock, are the only votes of the holders of any of the Company Capital Stock necessary to adopt this Agreement and thereby approve the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).  Assuming due and valid authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

3.4          Non-Contravention.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, directly or indirectly:  (i) conflict with or result in any breach, violation or default of any provision of Company’s organizational documents, including its certificate of incorporation, or any Company Contract or legal process to which Company is a party or to which any of its properties are bound; (ii) contravene or violate any judgment or order of any Governmental Authority; (iii) conflict with or violate any Law issued, enacted, or otherwise put into effect applicable to Company, or (iv) require any consent of or notice to any Person; or (v) violate or result in the violation of, result in the termination of, result in the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon, any of Company’s assets under any Company Contract.

3.5          Financial Reports.  Company has previously provided to Parent the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of operations as of and for the fiscal year ended 2011 for Company; (ii) unaudited interim balance sheets and statements of operations as of and for the nine months ended September 30, 2012 for Company; and (iii) interim balance sheet and statement of operations for the month ended October 31, 2012 for Company.  The Financial Statements have not been prepared in accordance with GAAP on a consistent basis throughout the periods covered hereby.  The Financial Statements present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of Company for such periods, are accurate and complete in all material respects and are consistent with the books and records of Company (which books and records are accurate and complete).

3.6          Absence of Undisclosed Liabilities.  Company has no Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities reflected on the Financial Statements; (b) accounts payable or accrued salaries that have been incurred by Company since September 30, 2012 in the ordinary course of business and consistent with past practices which are included in the calculation of Final Working Capital Value; and (c) liabilities under the Company Contracts identified in Section 3.16 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts.

3.7          Absence of Certain Changes. From September 30, 2012 through the date of this Agreement, (i) Company has, in all material respects, conducted its business in the ordinary course consistent with past practice, (ii) there has not occurred any change, event or condition that is a Material Adverse Effect or would reasonably be expected to result in a Material Adverse Effect and (iii) Company has not taken, without Parent’s prior written consent, any of the actions that Company has agreed not to take from the date hereof through the Closing Date pursuant to Sections 5.1 and 5.2 of this Agreement.

3.8          Receivables.  Section 3.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Company as of October 31, 2012.  All existing accounts receivable of Company (including those accounts receivable reflected on Company’s balance sheet for the month ended October 31, 2012 that have not yet been collected and those accounts receivable that have arisen since October 31, 2012 and have not yet been collected) represent valid obligations of customers of Company arising from bona fide transactions entered into in the ordinary course of business.

3.9          Sufficiency of Assets.

(a)           Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Financial Reports; (ii) and all of Company’s rights under the Company Contracts identified in Section 3.16 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by Company.  All of said assets are owned by Company free and clear of any Liens other than Permitted Liens.

(b)           Section 3.9(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

(c)           Company owns all of the material assets, properties, rights and interests reasonably necessary for Company to operate its business as currently conducted and to continue to do so following the Closing.

3.10        Governmental Authorizations.  Company holds all Governmental Authorizations required to allow it to operate its business in all material respects as conducted on the Effective Date. No Governmental Authorization is required in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated hereby.

3.11        Litigation.  There are no Proceedings (whether or not purportedly on behalf of Company) pending or, to the Knowledge of Company, threatened, by or against or affecting Company or any of its assets owned or used by Company or any Person whose liability Company has or may have retained or assumed, either contractually or by operation of law, at law or in equity, or before or by any Governmental Authority.  There are no grounds on which any such Proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against Company any judgment, injunction or other order of any Governmental Authority.

3.12        Intellectual Property.

(a)           Products and Services.  Section 3.12 of the Disclosure Schedule accurately identifies and describes each business product or service designed, developed, marketed distributed, provided, licensed or sold at any time by the Company.

(b)           Registered IP.  Section 3.12(b) of the Disclosure Schedule accurately identifies:  (i) each item of Registered Business IP; (ii) the jurisdiction in which each such item of Registered Business IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in each such item of Registered Business IP and the nature of such ownership interest; (iv) each Business Product identified in Section 3.12 of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to Business Products currently under development, that is expected to embody, utilize or be based upon or derived from) each such item of Registered Business IP.  Section 3.12(b) of the Disclosure Schedule also accurately identifies: (1) with respect to each Website, the registrar for each such Website; and (2) each Trademark that is Business IP but that is not Registered Business IP.  Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Authority, and other material documents related to each such item of Registered Business IP.

(c)           Inbound Licenses.  Section 3.12(c) of the Disclosure Schedule accurately identifies: (i) each Business IP Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned, or otherwise conveyed or provided (including in the form of a covenant not to assert) by any Person to Company (other than (A) agreements between Company and its employees in Company’s standard form thereof and (B) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Business Product and that is not otherwise material to the Company’s business); and (ii) whether the licenses or rights granted to Company in each such Business IP Contract are exclusive or non-exclusive.

(d)           Outbound Licenses.  Section 3.12(d) of the Disclosure Schedule accurately identifies each Business IP Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP.  Company is not bound by, and no Business IP is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of Company to use, exploit, assert, or enforce any Business IP anywhere in the world.

(e)           Royalty Obligations.  Section 3.12(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by Company to any other Person (other than sales commissions paid to employees according to Company’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Business Product or the use of any Business IP.

(f)            Standard Form IP Agreements.  Company has provided to Parent a complete and accurate copy of each standard form of Business IP Contract currently used by Company or currently in effect, including contracts of third parties providing consulting services indirectly to Company, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights (the form of which is attached in Section 3.12(f) of the Disclosure Schedule), (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights and (iii) confidentiality or nondisclosure agreement.  Section 3.12(f) of the Disclosure Schedule accurately identifies each Business IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Business Product or otherwise related to the Company’s business, or any related research or development.

(g)           Ownership Free and Clear.  Company exclusively owns all right, title and interest to and in the Business IP free and clear of any Liens (other than licenses and rights granted pursuant to the Business IP Contracts identified in Section 3.12(d) of the Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)            Perfection of Rights.  All documents and instruments necessary to establish, perfect and maintain the rights of Company in the Business IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.

(ii)           Employees and Contractors.  Each Person who is or was an employee or contractor of Company and who is or was involved in the creation or development of any Business Product or Business IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Business Product or Business IP to Company and confidentiality provisions protecting the Business IP.  No current or former stockholder, officer, director or employee of Company has any claim, right (whether or not currently exercisable) or interest to or in any Business IP or Business Product.  To Company’s knowledge, no employee is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of Company.  Each Person who is or was an employee or contractor of a third party who is or was involved in the creation or development of any Business Product or Business IP which has been assigned by such third party to Company, has signed a valid and enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Business Product or Business IP in relation to such third party (enabling such rights to be assigned from such third party to Company) and confidentiality provisions protecting the Business IP.

(iii)          Protection of Proprietary Information.  Company has taken all reasonable steps given its stage of development to maintain the confidentiality of and otherwise protect and enforce its rights in all of its proprietary information.  Without limiting the generality of the foregoing, no portion of the source code for any software used by the Company in any Business Product has been disclosed or licensed to any escrow agent or other Person other than a Person who (a) is or was an employee or contractor of Company, (b) has signed a valid, enforceable non-disclosure agreement sufficient to protect such source code and (c) has a legitimate need to access such source code.

(iv)          Past IP Dispositions.  Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person that, absent such assignment or transfer, would constitute Business IP.

(v)           Sufficiency.  Company owns or otherwise has, and after the Closing Company will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h)           Valid and Enforceable.  All Business IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)            Misuse and Inequitable Conduct.  Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered Business IP.

(ii)           Trademarks.  To the Company’s knowledge, no trademark or trade name owned, used or applied for by Company in connection with its business conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person.  No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used or applied for by Company.

(iii)          Legal Requirements and Deadlines.  Each item of Registered Business IP is and at all times has been in compliance with all legal requirements and all filings, payments and other actions required to be made or taken to maintain such item of Registered Business IP in full force and effect have been made by the applicable deadline.  No application for a patent or a copyright or trademark registration or any other type of Registered IP filed by or on behalf of Company has been abandoned, allowed to lapse or rejected.  Section 3.12(h)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Registered Business IP in full force and effect.

(iv)          Interference Proceedings and Similar Claims.  No interference, opposition, reissue, reexamination, or other similar Proceeding is or has been pending or, to Company’s knowledge, threatened, in which the scope, validity or enforceability of any Business IP is being, has been or could reasonably be expected to be contested or challenged.  To Company’s knowledge, there is no reasonable basis for a claim that any Business IP is invalid or unenforceable.

(i)            Third-Party Infringement of Business IP.  To Company’s knowledge, (i) no Person has infringed, misappropriated or otherwise violated, and (ii) no Person is currently infringing, misappropriating or otherwise violating, any Business IP.  Section 3.12(i) of the Disclosure Schedule accurately identifies (and Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Company or any Representative of Company regarding any actual, alleged or suspected infringement or misappropriation of any Business IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)            No Infringement of Third Party IP Rights.  Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition.  No Business Product, and no method or process used in the design, development, marketing, distribution, promotion or sale of any Business Product  infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i)            Infringement Claims.  No infringement, misappropriation or similar claim or Proceeding is pending or, to Company’s knowledge, threatened against Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Company with respect to such claim or Proceeding.  Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Company, any of its employees or agents, or any Business Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that Company obtain a license to any Intellectual Property Right of another Person.

(ii)           Other Infringement Liability.  Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in Company’s standard forms of Business IP Contracts).

(iii)          Infringement Claims Affecting In-Licensed IP.  To Company’s knowledge, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to Company is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by Company in connection with the operation of its business, or (b) the design, development, marketing, distribution, provision, licensing or sale of any Business Product.

(k)           Open Source.  Section 3.12(k) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Business Products or from which any part of any Business Product is derived, (ii) the applicable license terms for each such item of Open Source Code and (iii) the Business Product or Business Products to which each such item of Open Source Code relates.  No Business Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Business Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Company to use or distribute any Business Product.

(l)            Effects of This Transaction.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Business IP, (ii) a breach of or default under any Business IP Contract, (iii) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP.

3.13        Taxes.

(a)           The Company is not, and has never been, a member of an Affiliated Group or part of a combined, unitary or similar group.

(b)           The Company has filed all Tax Returns that it was required to file. All such Tax Returns are true, complete and accurate in all material respects and, as so filed, disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           No audit or other proceeding by any Governmental Authority is pending or threatened with respect to any Taxes due from the Company or any Tax Return filed or required to be filed by the Company.  No assessment or deficiency for any Tax has been proposed or threatened against the Company.

(d)           The Company is not a party to a contract, agreement or arrangement that is a “nonqualified deferred compensation plan” that is not in compliance with Code §409A.

(e)           Section 3.13 of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since  2009.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not have any liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)           The unpaid Taxes of the Company (i) did not, as of September 30, 2012, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company’s most recent balance sheet face (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

(h)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of:

(i)            any change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           any ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;

(iii)          any installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)          any prepaid amount received on or prior to the Closing Date.

(i)            The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j)            The Company is not and has never been a party to any ‘‘listed transaction,’’ as defined in Section 6707A(c)(2) of the Code and Reg. §1.6011-4(b)(2).

(k)           The Company specifically disclaims, and makes no representations here or elsewhere in this Agreement regarding, the amount or utility of any net operating losses.

3.14        Employee Benefit Plans.

(a)           Section 3.14(a) of the Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options and other equity awards (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company or any entity within the same “controlled group” as Company, within the meaning of Section 4001(a)(14) of ERISA (a “Company ERISA Affiliate”) or to which Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of Company or any Company ERISA Affiliate (the “Company Employee Benefit Plans”).

(b)           None of the Company Employee Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (the “Company Multiemployer Plan”).  Neither Company nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

(c)           None of the Company Employee Benefit Plans is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA.  Neither Company nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.  Neither Company nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA.

(d)           Company does not maintain, and is not required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable Law or regulation.

(e)           Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, received a favorable determination letter (or opinion letter) from the IRS, and, to Company’s knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(f)            None of Company, the officers of Company or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or, to Company’s knowledge, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company or any officer of Company to any material Tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

(g)           True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been delivered or made available to Parent by Company:  (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500; and (iii) summary plan descriptions.

(h)           There are no pending actions, claims or lawsuits which have been asserted, instituted or, to Company’s knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(i)            All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder) and other applicable federal and state laws and Regulations and all employees required to be included as participants by the terms of such plans have been properly included, except to the extent that any failure to so include the employees would not subject Company to any material liability.

3.15        Employees and Contractors.  The employment of each employee, contractor and consultant of the Company is terminable at the will of the Company.  There are no employment contracts or severance agreements (written or oral) with any employee of Company.  True and complete copies of each of such documents have been provided to Parent prior to the Closing Date.  To Company’s knowledge, no employee, contractor or consultant of Company is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company.  The Company has not misclassified any employee as an independent contractor or failed to timely withhold and pay any taxes required to have been withheld and paid in connection with amounts paid or owing to any such employee so misclassified.  To Company’s knowledge, Company is in compliance with, and has no Liability under any applicable Laws respecting employment, any Company employee benefit plans, employment practices, terms and conditions of employment, and wages and hours.

3.16        Contracts.

(a)           Section 3.16 of the Disclosure Schedule identifies and provides an accurate and complete list of each Contract by which the Company or any of its assets or liabilities may be bound or affected (the “Company Contracts”). Without limiting the foregoing, Section 3.16(a) of the Disclosure Schedule lists the following Company Contracts:

(i)            all Contracts with individuals who serve as independent contractors or consultants to Company (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(ii)           all Contracts relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $10,000;

(iii)          all Contracts that limit or purport to limit the ability of Company to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor or (C) to develop, market or sell any product, technology or service to or for any other Person;

(iv)          all Contracts that are leases for real property;

(v)           all Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(vi)          all Contracts in which another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any services or products of the Company;

(vii)         all Contracts for partnerships or joint ventures;

(viii)        all employment contracts or severance agreements;

(ix)          all Contracts that (A) grant any Person other than Company and its Affiliates any (1) exclusive license, supply or distribution rights or other exclusive rights, (2) “most favored nation” rights or (3) rights of first refusal, rights of first negotiation or similar rights with respect to any Business Product or Business IP or (B) contain any provision that requires the purchase of all or a given portion of the Business’s requirements from a given Third Party;

(x)           all Contracts between Company and its Affiliates;

(xi)          all Business IP Contracts; and

(xii)         each Contract the breach of which would reasonably be expected to have a Material Adverse Effect.

(b)           Company has made available to the Parent accurate and complete copies of all written Contracts identified in Section 3.16 of the Disclosure Schedule, including all amendments thereto, and a written summary setting forth the terms and conditions of each oral Contract identified in Section 3.16 of the Disclosure Schedule.  Each Company Contract is valid, binding and enforceable against Company and, to Company’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  Except as set forth in Section 3.16 of the Disclosure Schedule:

(i)            Company has not and, to Company’s knowledge, no other Person has violated or breached, or declared or committed any default under, any Company Contract;

(ii)           to Company’s knowledge, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) except as set forth in Section 3.16(b)(ii) of the Disclosure Schedule, give any Person the right to cancel, terminate or modify any Company Contract;

(iii)          Company has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Contract; and

(iv)          Company has not waived any of its rights under any Company Contract.

(c)           To Company’s knowledge, each Person against which Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to Company.

(d)           Company has not guaranteed or otherwise agreed to cause, insure or become liable for, and Company has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.  Company has not been a party to or bound by (i) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract or (ii) any Contract that creates or grants to any Person, or provides for the creation or grant of, any option, stock appreciation right, phantom stock right, deferred compensation, or any other similar right or interest.

(e)           No Person is renegotiating any amount paid or payable to Company under any Company Contract or any other term or provision of any Company Contract.

(f)            The Contracts identified in Section 3.16 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable Company to conduct its business in the manner in which its business is currently being conducted.

(g)           Section 3.16 of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Company Contract as to which any bid, offer, written proposal term sheet or similar document has been submitted or received by Company in the 60 days prior to the date of this Agreement.

3.17        Compliance with Law.  Company has complied with all applicable Laws in the conduct of its business and in connection with its operation of its business, including, but not limited to, the United States Foreign Corrupt Practices Act and the anti-corruption legislation in each country in which Company does business.  To the Knowledge of Company, Company is not, and at no time since January 1, 2009, has been, under investigation with respect to or threatened to be charged with or given notice of any violation of any applicable Law.  Without limiting the generality of the foregoing representation and warranty in this section, Company hereby represents and warrants that:

(a)           Company has not paid, given, or promised or offered to pay or give, any money or any other thing of value directly or indirectly to, and has not directed or authorized any other Person to pay, give, or offer to pay or give any money or any other thing of value to any officer or employee of:  (i) any government, or any department, agency or instrumentality of any such government; (ii) any international organization; or (iii) any political party, or to any candidate for political office (collectively “Foreign Officials”), in order to obtain or retain business, direct business to any other Person, to secure any unfair advantage, or otherwise in connection with Company’s business operations.

(b)           Section 3.16(g)(b) of the Disclosure Schedule lists each consultant, sales representative, commission agent, broker, distributor, reseller, customs broker, freight forwarder, government affairs advisor, or other intermediary (collectively “Consultants”) that Company has retained to perform services for, or on behalf of, Company in connection with or related to the operation of its business.  The terms and conditions of each such relationship are set forth in a written agreement, a true and complete copy of which has been made available to Parent.  Each such written agreement includes all of the terms and conditions of Company’s relationship with that Consultant, and there are no amendments, supplementary agreements, side letters or other understandings that purport to add, modify, amend or change any of the terms and conditions of any of those written agreements.  All fees paid by Company to any such Consultant:  (i) have been paid strictly in accordance with the written agreement between Company and that Consultant; (ii) have been paid through normal banking channels to the Consultant’s bank account in the country in which that Consultant has performed, or is performing, services for Company; and (iii) have been fully and accurately recorded on Company’s books and records of account.  To Company’s knowledge, no portion of any fees paid to any Consultant have been paid over or provided to any Foreign Official.

(c)           Company is not a party to any contract with any government department, agency or instrumentality entered into in connection with or relating to the operation of its business.

3.18        Insurance Coverage.  Company has provided to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Company, each of which is in full force and effect.  There is no claim by Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and Company has otherwise materially complied with the terms and conditions of all such policies and bonds.  Company has no Knowledge of any threatened termination of or material alteration of coverage under, any of such policies or bonds.  Immediately following the Closing, Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

3.19        Brokers or Finders.  Neither Company nor any of its Affiliates is obligated to pay any broker’s or finder’s fee or any other commission or similar fee to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement.

3.20        Full Disclosure.  No representations or warranties of Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein necessary to make the statements and facts contained herein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows:

4.1          Due Organization.  Parent is a corporation duly organized and in good standing in the State of Delaware.  Merger Sub is a corporation duly organized and in good standing in the State of Delaware.  Merger Sub was established for purposes of the Merger and had no operations prior to the date hereof.  Parent is the sole owner of Merger Sub.

4.2          Authority; Binding Nature of Agreement.  Parent and Merger Sub each has full corporate power and authority to enter into and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Parent Shares to be issued pursuant to the Merger, have been duly and validly authorized and approved by all necessary action on the part of Parent and Merger Sub and no other action on the part of either of them is necessary.  Assuming the due and valid authorization, execution and delivery by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.  No Governmental Authorization is required in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby.

4.3                               Securities Filings; Financial Statements.

(a)                                 Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2010 (collectively, the “Parent SEC Filings”).  The Parent SEC Filings (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Filings or necessary in order to make the statements in such Parent SEC Filings, in the light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Filings, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or the SEC) and fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include notes, but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation.

4.4                               Capitalization.  As of October 31, 2012, the authorized capital shares of the Parent consisted of 100,000,000 Parent Shares, par value $0.10, of which 28,217,980 shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.10, none of which are issued and outstanding.  As of October 31, 2012, options to purchase 3,100,698 Parent Shares were outstanding under Parent’s stock options plan(s).

4.5                               Issuance of Parent Shares.  The Parent Shares to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and, assuming the accuracy of the representations and warranties of the holders of Company Capital Stock contained in the Lock-Up Agreement, issued in compliance with applicable federal and state securities Laws.  Sufficient Parent Shares are authorized and available for issuance as of the date of this Agreement to satisfy Parent’s obligations pursuant to the Merger.

4.6                               Merger Sub.  Merger Sub has been formed by Parent for the purpose of effecting the Merger.  The authorized capital securities of Merger Sub consist of 100 shares of common stock, of which 100 shares are issued and outstanding.  All of the issued and outstanding shares of common stock of Merger Sub are owned by Parent and are validly issued, fully paid and non-assessable.  Except for obligations incurred in connection with its formation or organization or the negotiation and consummation of this Agreement and any related documentation to which it is a party, and the transactions contemplated hereby and thereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

4.7                               Brokers or Finders.  Neither Parent nor any of its Affiliates is obligated to pay any broker’s or finder’s fee or any other commission or similar fee to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement.

4.8                               Full Disclosure.   No representations or warranties of Parent contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein necessary to make the statements and facts contained herein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V.
CERTAIN COVENANTS OF COMPANY

5.1                               Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall (a) conduct its business in the ordinary course consistent with past practice and (b) use reasonable commercial efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

5.2                               Actions Requiring Consent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall not do, cause or permit any of the following without the prior written consent of Parent:

(a)                                 Cause or permit any amendment, modification, alteration or rescission of the Certificate of Incorporation;

(b)                                 Make any distributions (whether in cash, stock or property) in respect of any of its shares, or split, combine or reclassify any of its stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its stock, or repurchase or otherwise acquire, directly or indirectly, any of its stock except from former employees, directors and consultants in accordance with agreements outstanding as of the date hereof providing for the repurchase of stock in connection with any termination of service to it;

(c)                                  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any of its stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such stock or other convertible securities;

(d)                                 Sell, transfer, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of Company, except in the ordinary course of business consistent with past practice;

(e)                                  Other than in the ordinary course of business consistent with past practice (i) incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) cancel, release, assign or modify any material amount of indebtedness of any other Person;

(f)                                   Enter into any lease for real property or any operating lease;

(g)                                  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company, or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization which securities acquired or agreed to be acquired would constitute greater than 5% of the outstanding securities of such entity;

(h)                                 Incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business;

(i)                                     Enter into any transaction or take any other action that could reasonably be expected to cause or constitute a breach of any representation or warranty made by Company in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing;

(j)                                    Grant or announce any increase in the salaries, bonuses or other benefits payable to any employees, other than as required by applicable Laws, pursuant to any Company Contracts existing on the date hereof or other ordinary increases consistent with past practices;

(k)                                 Terminate any employees other than for cause, or engage in any employee layoffs or office closures;

(l)                                     Settle or compromise any pending or threatened Proceeding that exceeds $5,000 individually or $10,000 in the aggregate;

(m)                             Incur capital expenditures in excess of $5,000;

(n)                                 Other than as required by applicable law, rule or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(o)                                 Revalue any of its assets other than as required by applicable law, rule or regulation;

(p)                                 Make any material change to its accounting methods or practices, except as may be required by GAAP; or

(q)                                 Take or agree in writing to take, any of the actions described in Sections 5.2(a) through (p) above.

5.3                               No Solicitation.  Until the earlier to occur of the Closing or the Agreement is terminated pursuant to its terms, neither Company nor any of its Affiliates shall (nor will they permit, as applicable, any of their respective officers, directors, members, stockholders, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other an Parent and Merger Sub:

(a)                                 Solicit, initiate, participate in, encourage or continue any negotiations or discussions with respect to an Acquisition Proposal.

(b)                                 Disclose any information not customarily disclosed to any person doing regular business with Company and not connected with an Acquisition Proposal or afford to any person or entity access to its properties, books or records outside the ordinary course of business;

(c)                                  Assist or cooperate with any person to make any proposal to negotiate or enter into an Acquisition Proposal; or

(d)                                 Enter into any agreement with any person providing for, or otherwise effect, an Acquisition Proposal.

In the event that Company or any Company Affiliate shall, directly or indirectly, receive any Acquisition Proposal, Company shall immediately inform Parent as to any such Acquisition Proposal and will cooperate with Parent by furnishing any information it may reasonably request, including, but not limited to, the name of the party making such Acquisition Proposal, all written documentation relating to such Acquisition Proposal and a summary of the principal terms of any such Acquisition Proposal that is not made in writing.  The obligation of the Company under the previous sentence shall be subject to any existing confidentiality obligations of the Company, provided, however, that the Company shall not enter into any new non-disclosure agreements, or other agreements, with respect to an Acquisition Proposal.

5.4                               Tax Matters.  Without the prior written consent of Parent, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1                               Company Stockholder Approval.  Promptly following the date hereof, but in no event more than five Business Days following the date hereof, Company shall obtain the Company Stockholder Approval through the solicitation of the written consent of the stockholders of the Company and then, following receipt of such approval, shall notify the non-consenting stockholders as required by the DGCL.

6.2                               Convertible Debt.  Prior to Closing, Company shall cause the holders of the Company Convertible Debt to agree to have the indebtedness evidenced by such notes extinguished at the Effective Time and upon delivery of Parent Shares as set forth in Section 2.16.

6.3                               Access to Information.  Company agrees to provide Parent and Parent’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives, from time to time prior to the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to Company and its businesses, financial conditions and operations.  Company shall instruct its employees, consultants, advisors and representatives to cooperate with Parent in its investigation of Company; it being understood that Parent shall reimburse Company promptly for reasonable and necessary out of pocket expenses actually incurred by Company or any Affiliates of Company in complying with any such request by or on behalf of Parent (other than the fees and costs of Company’s attorneys).  Parent shall hold such information consistent with the Confidentiality Agreement.

6.4                               Public Disclosure.  Unless otherwise permitted by this Agreement, neither Company nor any of its Affiliates shall issue any press release or otherwise making any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby without the prior approval of Parent.

6.5                               Cooperation; Further Assurances.  Each of the parties to this Agreement shall use its commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do an perform such other acts and things as shall be necessary for effecting the consummation of this Agreement and the transactions contemplated hereby.

6.6                               Tax Matters.  The following provisions shall govern the allocation of responsibility as between Parent and the Company for certain tax matters following the Closing Date:

(a)                                 Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date, (i) the amount of any Income Taxes for the Pre-Closing Tax Period (as defined in Section 9.2(d)) shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any other Tax of the Company shall be determined pro rata based on the number of days in each Tax period.

(b)                                 Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company that are filed after the Closing Date.  Parent shall permit the Stockholder Representative to review and comment on each such income Tax Return described in the preceding sentence for Pre-Closing Tax Periods prior to filing and shall make such revisions to such income Tax Returns as are reasonably requested by Stockholder Representative.

(c)                                  Cooperation on Tax Matters.  Parent, the Company, and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 6.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholder Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Parent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent so requests, the Company and Seller Representative shall allow Parent to take possession of such books and records.  Parent and Company further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Parent and Company further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 or 6043A of the Code, or Treasury Regulations

promulgated thereunder.  Without limiting the foregoing, the Company and the Stockholder Representative agree to furnish all information to Parent in order to allow it to determine its basis in the Company shares pursuant to Treas. Reg. Section 1.358-6.  Parent and the Company shall comply with the record keeping and information filing requirements of Tres. Reg. Section 1.368-3.

(d)                                 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(e)                                  Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and shared equally by Parent and the Company.

6.7                               Obligations to Company Directors and Officers.  Until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the indemnity obligations of the Company to all individuals that are directors and officers of the Company as of the immediately prior to the Effective Time, pursuant to the indemnification provisions contained in the Company’s Certificate of Incorporation.

6.8                                           Employee Benefits

(a)                                 Immediately following the Closing Date, Parent shall provide to any Company employees who continue to be employed by Company or by Parent (or any of Parent’s Affiliates) employee benefits in the aggregate equivalent to those provided to similarly situated employees of Parent at such time.  Nothing in this Agreement shall be construed to create a right in any employee of Company to continued employment with Company or Parent (or any of Parent’s Affiliates).  The employment of each employee of Company who continues employment with Company or Parent or any of Parent’s Affiliates (a “Continuing Employee”) shall be at will employment.

(b)                                 If requested by Parent, Company shall, immediately prior to the Closing Date, terminate any one or more of the Company Employee Benefit Plans.  In the event Parent requests that any of the Company Employee Benefit Plans be terminated, Company shall adopt resolutions and take all other actions necessary to effect the termination of any such plans, to be effective no later than the Closing Date, and shall provide to Parent executed resolutions by the board of directors of Company authorizing the termination of any such plans.

6.9                               Registration Rights.  Parent shall enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C for the purpose of granting the Company Common Stockholders piggyback registration rights with respect to the Parent Shares to be received in the Merger.

6.10                        Nasdaq Filing.  Within one business day following the date of this Agreement, Parent shall submit a Nasdaq Listing of Additional Shares to Nasdaq, covering all Parent Shares issuable under this Agreement (the “Nasdaq Filing”).

ARTICLE VII.
CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, enforced which prevents or prohibits the consummation of the Merger.  In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

(b)                                 Governmental Consents and Approval.  Parent, Company and Merger Sub shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby.

(c)                                  Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(d)                                 McDermott Employment Agreement.  James McDermott and the Company shall have executed an amendment to his employment agreement reasonably acceptable to Parent.

7.2                               Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and effect the other transactions contemplated hereby shall be subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects (except for representations qualified by materiality which shall be correct in all respects), in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b)                                 Performance of Obligations of Company.  Company shall have performed each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and not be materially cured to Parent’s reasonable satisfaction.

(d)                                 Certificate of Company.  Parent shall have been provided with a certificate executed on behalf of Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in Sections 7.2(a), (b) and (c) have been met.

(e)                                  Handmark.  Handmark shall have executed a release of claims against Company.

(f)                                   Lock-Up Agreements.  Each holder of Company Common Stock shall have executed a shareholder lock-up agreement in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”).

(g)                                  NASDAQ Listing of Additional Shares Notification.  At least 15 calendar days shall have elapsed following Parent’s filing of its Nasdaq Filing.

7.3                               Additional Conditions to Obligations of Company.  The obligations of Company to consummate the Merger and effect the other transactions contemplated hereby shall be subject to the satisfaction or waiver by Company at or prior to the Closing Date of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for representations qualified by materiality, which shall be correct in all respects), in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b)                                 Performance of Obligations of Parent.  Parent shall have performed each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Certificate of Parent.  Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer confirming that the conditions set forth in Sections 7.3(a) and (b) have been met.

(d)                                 Registration Rights Agreement.  The Registration Rights Agreement shall be effective.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated:

(a)                                 by mutual consent of Parent and Company at any time prior to the Effective Time;

(b)                                 by either Parent or Company if the Closing shall not have occurred on or before February 15, 2013 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)                                  by Parent at any time prior to the Effective Time, if Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied and such breach shall not have been cured in all material respects within 10 Business Days of receipt by Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement);

(d)                                 by Company at any time prior to the Effective Time, if Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied and such breach shall not have been cured in all material respects within 10 Business Days of receipt by Parent of written notice of such breach (provided that the right to terminate this Agreement by Company shall not be available to Company if Company is at that time in material breach of this Agreement);

(e)                                  by either Parent or Company if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

(f)                                   by Company if the application of the Share Cap results in any Excess Overage Cash Amount.

8.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or Affiliates; provided that (a) the provisions of Section 6.4 (Public Disclosure), Section 8.3 (Expenses), Article X (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for any breach of this Agreement or for fraud in connection with this Agreement or the transactions contemplated hereby.

8.3                               Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, it being understood and agreed that certain Company Transaction Expenses will be paid by Parent if the closing occurs, and that Excess Company Transaction Expenses will be accounted for in the working capital adjustment set forth in Section 2.8(a).

8.4                               Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX.
INDEMNIFICATION

9.1                               Survival of Representations and Warranties.  The representations and warranties of Company contained in this Agreement shall survive the Closing until the Expiration Date; provided, however, (a) any claim made by Parent (on behalf of itself or any Parent Indemnified Party) for which an Indemnification Claim Notice is delivered by Parent to the Stockholder Representative prior to the Expiration Date, shall survive until such claim is finally and fully resolved and (b) the rights of Parent to seek recovery of Losses arising out of any fraud or intentional misrepresentation by Company and arising out of any breach of the representations or warranties given by Company contained in Sections 3.1 (Due Organization), 3.2 (Capitalization), 3.3 (Authority; Binding Nature of Agreement), 3.6 (Sufficiency of Assets) and 3.11 (Taxes) (the “Specified Representations”) shall survive the consummation of the

Merger and remain in full force and effect until the expiration of the applicable statute of limitations for the matters covered thereunder.  The representations and warranties of Parent and Merger Sub shall terminate on the Expiration Date.  All covenants and agreements contained herein shall survive until fully discharged.  For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Company in this Agreement.  The representations, warranties, covenants and obligations of Company and the rights and remedies that may be exercised by any Parent Indemnified Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any Parent Indemnified Party or any of their Representatives.

9.2                               Indemnification in Favor of Parent.  Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each, including Parent, a “Parent Indemnified Party”) shall be indemnified and held harmless by the Company Common Stockholders for and against any and all Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement (including any Liability relating to third-party claims) (each a “Loss” and, together, “Losses”), arising directly or indirectly out of or directly or indirectly connected with:

(a)                                 any breach of any representation or warranty made by Company contained in this Agreement;

(b)                                 any breach of any covenant or agreement made by Company contained in this Agreement;

(c)                                  any Excess Company Transaction Expenses charged to Parent, Merger Sub or the Surviving Entity and not reflected in the Working Capital Adjustment set forth in Section 2.8(a); and

(d)                                 any and all Taxes (or the non-payment thereof) of, or otherwise imposed on, the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (‘‘Pre-Closing Tax Period”),

(e)                                  any and all Income Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation which Taxes relate to an event or transaction occurring before the Closing;

(f)                                   the matter set forth as the item numbered (2) in Section 3.2(d)(2) of the Disclosure Schedule; and

(g)                                  the matter set forth in Section 3.9(c) of the Disclosure Schedule.

9.3                               Notice of Loss.

(a)                                 A Parent Indemnified Party shall give the Stockholder Representative notice of any matter which such Parent Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, a description in reasonable detail of the circumstances giving rise to the Loss and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (an “Indemnification Claim Notice”).  Any failure on the part of a Parent Indemnified Party to provide notice promptly shall not limit any rights to indemnification for such Parent Indemnified Party, except to the extent such failure materially prejudices defense of such claim.

(b)                                 In the event that the Stockholder Representative shall not dispute any Losses or amounts in the Indemnification Claim Notice, the Stockholder Representative shall as soon as practicable, but in no event greater than 30 calendar days from receipt of the Indemnification Claim Notice, instruct Parent that it may reduce the number of Holdback Shares by a number of shares with a value (based on the Parent Share Price) equal to the amount of the Loss.  If the Stockholder Representative shall fail to dispute Losses within such 30 calendar days, the Stockholder Representative shall be deemed to have not disputed the Losses set forth in the Indemnification Claim Notice and Parent shall be entitled to retain such amount of Holdback Shares.

(c)                                  In the event that the Stockholder Representative shall disagree with any Losses or amounts in the Indemnification Claim Notice within 30 calendar days following receipt of the Indemnification Claim Notice, the Stockholder Representative may deliver a notice of such disagreement (an “Indemnification Claim Dispute”) setting forth, in reasonable detail and to the extent practicable, each item or amount of Loss so disputed by the Stockholder Representative.  In the event that the Stockholder Representative shall deliver to the Parent Indemnified Party an Indemnification Claim Dispute, the Parent Indemnified Party may either: (1) elect to negotiate any disputed item(s) and amount(s) of Loss or (2) seek resolution of such matter through arbitration as provided in Section 10.4.

(d)                                 In the event that the Stockholder Representative and the Parent Indemnified Party shall reach agreement on any of the disputed items and amounts of Loss set forth in the Indemnification Claim Notice, then (A) the Stockholder Representative and the Parent Indemnified Party shall (1) execute a memorandum setting forth the resolved item(s) and/or amount(s) of Loss and (2) refer any remaining disputed item(s) and amount(s) to judicial resolution and (B) Parent shall be entitled to reduce the number of Holdback Shares by a number of shares with a value equal to the agreed upon amount.

(e)                                  If no agreement between the Stockholder Representative and the Parent Indemnified Party on the Losses set forth in the Indemnification Claim Notice can be reached after good faith negotiation and within 30 calendar days after delivery of an Indemnification Claim Notice, either the Stockholder Representative or the Parent Indemnified Party may seek to have the matter resolved judicially unless the amount of the Loss that is at issue is the subject of a pending litigation with a Third Party, in which event judicial resolution shall not be commenced until such amount is ascertained or both parties agree to seek judicial resolution.

(f)                                   The Stockholder Representative shall use commercially reasonable efforts to assist Parent in recovering any Losses it may validly seek to recover from the Company Common Stockholders pursuant to the provisions of this Article IX.

9.4                               Third Party Claims.  Promptly after the assertion by any third party of any claim against a Parent Indemnified Party that in the reasonable judgment of such Parent Indemnified Party may result in the incurrence by such Parent Indemnified Party of Losses for which such Parent Indemnified Party would be entitled to indemnification pursuant to this Agreement (each a “Third Party Claim”), such Parent Indemnified Party shall deliver to the Stockholder Representative a written notice describing in reasonable detail such claim and the Stockholder Representative may, at its option, assume the defense of the Parent Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Parent Indemnified Party) at the Company Common Stockholders’ expense.  Any failure on the part of the Parent Indemnified Party to provide prompt notice shall not limit any of the obligations of the Company Common Stockholders (except to the extent such failure materially prejudices the defense of such claim).  Any Parent Indemnified Party shall have the right to employ separate counsel in any Third Party Claim of which the Stockholder Representative has assumed the defense and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Company Common Stockholders unless: (i) the employment of such counsel has been specifically authorized in writing by the Stockholder Representative, or (ii) the Parent Indemnified Party shall have been advised by counsel in writing that there would be a material conflict in the representation of the Parent Indemnified Party and the Company Stockholders by the same counsel.  The Company Common Stockholders shall not be liable to indemnify any Parent Indemnified Party for any settlement of any such Third Party Claim effected without the consent of the Stockholder Representative, but if settled with the written consent of the Stockholder Representative, or if there be a final judgment for the plaintiff in any such action, the Company Common Stockholders shall indemnify and hold harmless each Parent Indemnified Party from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in this Article IX.  The Parent Indemnified Parties agree to reasonably cooperate in all matters covered by this Section 9.4, including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third party claim and at no cost to the Company Common Stockholders.

9.5                               Limits on Indemnification.

(a)                                 No claim may be asserted nor may any Proceeding be commenced against any Company Stockholder for breach of any representation, warranty, covenant or agreement contained herein, unless an Indemnification Claim Notice relating to such claim or Proceeding is given to the Stockholder Representative on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or Proceeding shall have occurred before or after such date.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     No Company Stockholder shall be liable for any claim for indemnification for monetary damages pursuant to Section 9.2 unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Company Common Stockholders equals or exceeds the Special Deductible, after which, subject to the other limitations set forth in this Article IX, the Company Common Stockholders shall be liable for the amount of such Losses in excess of the Special Deductible;

(ii)                                  In addition to the limitation on liability set forth in Section 9.5(b)(i), and after such limitation has been satisfied, and other than with respect to the Specified Representations, no Company Stockholder shall be liable for any claim for indemnification for monetary damages pursuant to Section 9.2(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Company Common Stockholders pursuant to Section 9.2(a) equals or exceeds the Deductible, after which, subject to the other limitations set forth in this Article IX, the Company Common Stockholders shall be liable for the amount of such Losses in excess of the Deductible;

(iii)                               other than with respect to the Specified Representations, the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from the Company Common Stockholders arising out of or resulting from the causes set forth in Section 9.2(a) shall be equal to the aggregate value of the Holdback Shares, calculated using the Parent Share Price (the “Cap”), and prior to the Expiration Date, and subject to the other limitations set forth in this Article IX, Parent’s right to hold back and not issue Holdback Shares shall be the sole source of recovery for such indemnifiable Losses;

(iv)                              Parent shall not be entitled to seek recovery of indemnifiable Losses directly from any Company Stockholder unless and until all Holdback Shares have been validly held back in satisfaction of Company Stockholder indemnification obligations under this Article IX;

(v)                                 in satisfaction of a Company Stockholder’s indemnification obligation in respect of any indemnifiable Losses for which Parent may seek recovery directly from a Company Stockholder, the Company Stockholder may, at its option, (a) remit Parent Shares to Parent (with a value calculated based on the Parent Share Price), (b) pay cash to Parent or (c) do a combination of (a) and (b).

(vi)                              in no event shall a Company Stockholder’s liability to any Parent Indemnified Party for a given indemnifiable Loss incurred by the Parent Indemnified Party exceed the Company Stockholder’s Stockholder Pro Rata Share of such Loss, and each Company Stockholder’s aggregate liability under this Article IX shall not exceed the aggregate value (based on the Parent Share Price) of all Parent Shares received by the Company Stockholder and the Company Stockholder’s Stockholder Pro Rata Share of the Holdback Shares; and

(vii)                           notwithstanding the foregoing, the limitations on damages set forth in Sections 9.5(b)(ii) and 9.5(b)(iii) shall not apply in the case of fraud or intentional misrepresentation by the Company.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, in the event of any breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Material Adverse Effect” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or a “Material Adverse Effect” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred, but not in the determination of the amount of the Loss.

(d)                                 Any former Company Common Stockholders and any officers or directors of Company shall not have any right of contribution, indemnification or right of advancement from Parent, or any other Parent Indemnified Party with respect to any Loss claimed by a Parent Indemnified Party.

(e)                                  “Losses” shall not include punitive or special damages, except for punitive or special damages recovered by a third party in a Third Party Claim.  A Parent Indemnified Party’s Losses shall be calculated net of any insurance proceeds actually received by the Parent Indemnified Party (less reasonable costs of recovery of such proceeds).

(f)                                   No Parent Indemnified Party other than Parent is entitled to bring or pursue any claim under this Article IX for Losses, and Parent shall bring and pursue any such claim, and deliver and Indemnification Claim Notice, on behalf of all Parent Indemnified Parties.

9.6                               Exclusive Remedy.  Except as otherwise provided herein, Parent acknowledges and agrees that following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of the Parent Indemnified Parties for recovery of Losses incurred by the Parent Indemnified Parties arising out of or relating to the transactions contemplated by this Agreement, except that the foregoing clause shall not be deemed a waiver by Parent of any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with respect to this Agreement.

ARTICLE X.
GENERAL PROVISIONS

10.1                        Notices.  All notices and other communications required or permitted to be given hereunder shall be sent in writing to the party to whom it is to be given with copies to all other parties as follow (as elected by the party giving such notice) and be either personally delivered against receipt, by facsimile, e-mail or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                        if to Company, to:

Storycode, Inc.
107 SE Washington Street
Suite 258
Portland, OR 97214
Attention:  James McDermott
E-mail:  james@storycode.com

with a copy (not constituting notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention:  Peter H. Werner
Facsimile:  (415) 693-2172
E-mail: pwerner@cooley.com

(b)                        if to Parent, Merger Sub or Surviving Entity, to:

TigerLogic Corporation
25A Technology Drive,  #100
Irvine, CA 92618
Attention:  Thomas G. Lim
Facsimile:  (949) 250-8187
E-mail:  thomas.lim@tigerlogic.com

with a copy to:

Arnold & Porter LLP
Three Embarcadero Center, Seventh Floor
San Francisco, CA  94111-4024
Attention:  Edward A. Deibert
Facsimile:  (415) 471-3400
E-mail:  edward.deibert@aporter.com

(c)                         if to the Stockholder Representative, to:

Jon Maroney
2744 NE 16th Avenue
Portland, OR 97212
E-mail:  jmaroney1@mac.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, e-mail or other wire transmission, (iii) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one Business Day after being deposited with a reputable overnight courier.  Notices sent via e-mail must also be sent via facsimile on the same day.

10.2                        Interpretation.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3                        Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

10.4                        Dispute Resolution.  The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or the transactions contemplated hereby, including any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall be settled by final and binding arbitration conducted in San Francisco, California.  All such Arbitrable Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”).  Such arbitrator shall be provided through AAA by mutual agreement of the parties; provided, that, absent such agreement, the arbitrator shall be appointed by AAA.  In either event, the arbitrator may not have any preexisting, direct or indirect relationship with any party to the dispute.  Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules.  Judgment upon any award may be entered by any state or federal court having jurisdiction thereof.  Except as required by applicable Laws (including the Laws of the SEC and the NASDAQ National Market, if applicable), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration.  Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Arbitrable Claims arising out of or relating to this Agreement.  The arbitration procedures shall follow the substantive law of the State of Delaware, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.  The arbitrator shall determine the prevailing party and shall include in the award that party’s reasonable attorneys’ fees and costs.

10.5                        Severability.  In the event that any of the terms, conditions or provisions of this Agreement shall be determined to be invalid, unlawful, or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions, which shall continue to be valid to the fullest extent permitted by Law.

10.6                        Specific Performance; Attorneys’ Fees.  The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of money damages.  If any claim, action, suit, litigation, arbitration, inquiry, investigation or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is commenced, brought or conducted against any party to this Agreement, the prevailing party shall be awarded its reasonable attorneys’ fees, costs and expenses incurred (in addition to any other relief to which the prevailing party may be entitled).

10.7                        Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by Company without the prior written consent of Parent.  Subject to the foregoing, this Agreement will be binding on, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the parties hereto.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except as specifically set forth in Section 6.6, and except that the Parent Indemnified Parties shall be entitled to their respective rights and remedies under Article X.

10.8                        Entire Agreement; Amendment and Waiver. This Agreement, including the attachments hereto, constitutes the entire agreement of the parties related to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or communications (whether written or oral) related to the subject matter hereof.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.  No waiver by any party of any condition or breach of this Agreement shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any other condition or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent breach.

10.9                        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original for all purposes and all of which, together, shall constitute the same instrument.

10.10                 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[signature page follows]

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TIGERLOGIC CORPORATION

By:	/s/ Richard W. Koe
Name:	Richard W. Koe
Title:	Chairman & ICEO

STORYCODE, INC.

By:	/s/ James McDermott
Name:	James McDermott
Title:	CEO

TLSC MERGER SUB, INC

By:	/s/ Richard W. Koe
Name:	Richard W. Koe
Title:	CEO and President

STOCKHOLDER REPRESENTATIVE

By:	/s/ Jon Maroney
Name:	Jon Maroney

[Signature page to Agreement and Plan of Merger]